Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)
PROTECTIVE LIFE INSURANCE COMPANY
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	Other	Modified Guaranteed Annuity Contracts and Participating Interests Therein	415(a)(6)	N/A	N/A	$205,000,000.00	N/A	N/A	Form S 1(1)	333- 235429	5/28/2020	$26,609.00
				Total Offering Amounts		$205,000,000.00		$0
				Total Fees Previously Paid				$0
				Total Fee Offsets				$0
				Net Fee Due				$0
(1)The above-referenced registration statement from which approximately $205,000,000.00 of unsold securities are to be carried forward in reliance on Rule 415(a)(6) under the Securities Act of 1933, as amended (the “Prior Registration Statement”), was initially filed on Form S-3. The Prior Registration Statement was converted to Form S-1 in Post-Effective Amendment No. 2, filed with the U.S. Securities and Exchange Commission on December 10, 2020.
E-1